UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 27, 2010

(Date of Report)

May 14, 2010

(Date of earliest event reported)

INTERNATIONAL PAPER COMPANY

(Exact name of registrant as specified in its charter)

NEW YORK	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Poplar Avenue

Memphis, Tennessee 38197

(Address and zip code of principal executive offices)

(901) 419-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 14, 2010, two executive officers of International Paper Company (the “Company”), John V. Faraci, Chairman and CEO, and Carol L. Roberts, Senior Vice President, Industrial Packaging, each established a Rule 10b5-1 trading plan (the “Trading Plan”) to sell a portion of their respective holdings of Company common stock as part of their personal financial planning strategies for asset diversification and liquidity. Their individual Trading Plans are described below.

Mr. Faraci’s Trading Plan provides for the sale of up to 285,000 shares of his Company stock and up to 37,000 shares that he may acquire upon exercise of employee stock options that expire on October 10, 2010. The exercise price of those options is currently above the Company’s stock price. Planned sales under his Trading Plan will commence no earlier than June 14, 2010, provided that the price of Company stock achieves specified levels. His Trading Plan terminates on October 8, 2010, with regard to employee stock options, and on December 31, 2011, with regard to Company stock.

Ms. Roberts’ Trading Plan provides for the sale of up to 50,010 shares of her Company stock. Planned sales under her Trading Plan will commence no earlier than June 14, 2010, provided that the price of Company stock achieves specified levels. Her Trading Plan terminates on June 14, 2011.

10b5-1 Plans Generally

Each of the Trading Plans described above were adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, and the Company’s policies regarding transactions in its securities. Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock. Once a plan is established, the individual retains no discretion over purchases or sales under the plan, and the transactions are executed through a broker on or after specified dates, whether or not the individual subsequently acquires material non-public information about the company.

Any transactions under these plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission when due.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY (Registrant)

By:	/s/ Maura Abeln Smith
Name: Maura Abeln Smith Title: Senior Vice President, General Counsel and Corporate Secretary

Date: May 27, 2010